     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1997
                                             Registration No. _________________

                               -------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            REGISTRATION STATEMENT ON
                                    FORM S-4
                                      Under
                           The Securities Act of 1933

                           --------------------------

                           IKON OFFICE SOLUTIONS, INC.

                Ohio                               5044, 7373, 7376                              23-0334400
(State or other jurisdiction of             (Primary Standard Industrial            (I.R.S. Employer Identification No.)
incorporation or organization)              Classification Code Number)

           P.O. Box 834
Valley Forge, Pennsylvania  19482
          (610) 296-8000

     KARIN M. KINNEY, ESQUIRE                             Copies to:
     IKON Office Solutions, Inc.                    RHONDA R. COHEN, ESQUIRE
   Corporate Counsel and Secretary             Ballard Spahr Andrews & Ingersoll
            P.O. Box 834                         51st Floor, 1735 Market Street
     Valley Forge, Pennsylvania  19482            Philadelphia, PA  19103-7599
          (610) 296-8000                                 (215) 665-8500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the Registration Statement becomes effective.

                              ---------------------

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                             -----------------------
                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
        TITLE OF               AMOUNT TO BE               PROPOSED                PROPOSED                 AMOUNT OF
    SECURITIES TO BE            REGISTERED                MAXIMUM                  MAXIMUM               REGISTRATION
       REGISTERED                                      OFFERING PRICE             AGGREGATE                   FEE
                                                         PER UNIT*             OFFERING PRICE
----------------------------------------------------------------------------------------------------------------------------
Common stock,               10,000,000                  $31.375                 $313,750,000             $95,066.00
no par value
----------------------------------------------------------------------------------------------------------------------------

*Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The Prospectus contained herein also relates to 3,534,304 shares of common stock registered pursuant to Registration Statement No. 333-01743.

PROSPECTUS                                                        APRIL 10, 1997





                           IKON OFFICE SOLUTIONS, INC.




                         13,534,304 Shares Common Stock
                                 (No Par Value)





         This Prospectus relates to the offer and sale from time to time by IKON Office Solutions, Inc., an Ohio corporation ("IKON" or the "Company"), or its subsidiaries of 13,534,304 shares of IKON's common stock, no par value (the "Common Stock"), in exchange for shares of capital stock of other companies, or in exchange for assets used in or related to the business of such companies. See "SECURITIES COVERED BY THIS PROSPECTUS." Common Stock offered hereby may generally be resold by the person acquiring them without further registration under the Securities Act of 1933. For further information on resales, see "RESALES."

         The Common Stock is listed and traded on the New York, Philadelphia and Chicago Stock Exchanges under the symbol "IKN".

                            -----------------------



         The Common Stock offered hereby involves certain risks. See "Risk Factors" commencing on page 6.





          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IKON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF IKON SINCE SUCH DATE.



                                TABLE OF CONTENTS
AVAILABLE INFORMATION.................................................3
DOCUMENTS INCORPORATED BY REFERENCE...................................3
THE COMPANY...........................................................4
RECENT DEVELOPMENTS...................................................4
SECURITIES COVERED BY THIS PROSPECTUS.................................5
RISK FACTORS..........................................................5
FORWARD-LOOKING INFORMATION...........................................6
PLAN OF DISTRIBUTION..................................................7
RESALES...............................................................7
USE OF PROCEEDS.......................................................7
SELECTED FINANCIAL DATA...............................................8
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK......................10
   DIVIDEND RIGHTS...................................................10
   PREEMPTIVE RIGHTS.................................................10
   PREFERRED SHARE PURCHASE RIGHTS...................................11
   VOTING RIGHTS.....................................................11
   REDEMPTION PROVISIONS AND SINKING FUND............................12
   CONVERSION RIGHTS.................................................12
   LIQUIDATION RIGHTS................................................13
   LIABILITY FOR ASSESSMENT..........................................13
IKON COMMON STOCK:  OHIO ANTITAKEOVER PROVISIONS.....................13
LEGAL OPINIONS.......................................................14
EXPERTS..............................................................14


                              AVAILABLE INFORMATION

         IKON is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by IKON with the Commission can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20547 and at the following Regional Offices of the Commission:
Northeast Regional Office, 7 World Trade Center, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This Commission also maintains a Web Site (http\\www.sec.gov) containing reports, proxy statements and other information about registrants, including IKON. Such material can also be inspected at the New York, Philadelphia, and Chicago Stock Exchanges on which IKON's common stock is listed. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Michael N. Kilpatric, Vice President Communications, Communications Department, IKON Office Solutions, Inc., P.O. Box, 834, Valley Forge, PA 19087, telephone (610) 296-8000.

         IKON has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933 with respect to the securities to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to IKON and such securities, reference is made to the Registration Statement, which may be examined or copied at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.


                       DOCUMENTS INCORPORATED BY REFERENCE

 .    IKON's annual report on Form 10-K for the fiscal year ended September 30,
     1996, its Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, and its Current Report on Form 8-K dated January 30, 1997 are incorporated herein by reference.

 .    The description of IKON's common stock contained in a registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description, is incorporated herein by reference. IKON's registration statement on Form 8-A, relating to IKON's preferred share purchase rights, is also incorporated herein by reference.

         All documents filed by IKON pursuant to Section 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. This Prospectus does not contain all information set forth in the Registration Statement to which reference is made hereby.

         IKON will provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Michael N. Kilpatric, Vice President Communications, Communications Department, IKON Office Solutions, Inc., P.O. Box 834 Valley Forge, PA 19087, telephone number (610) 296-8000.

                                   THE COMPANY

         IKON Office Solutions, Inc. ("IKON" or the "Company") was incorporated in Ohio in 1952 and is the successor to a business incorporated in 1928. Effective June 1, 1997, the address of the Company's principal executive offices will be 70 Valley Stream Parkway, Malvern, PA 19355 (telephone number (610) 296-8000). Prior to June 1, 1997, the address of the Company's principal executive offices is P.O. Box 834, Valley Forge, PA 19087 (telephone number
(610)-296-8000).

         IKON sells, rents and leases photocopiers, fax machines, digital printers and other automated office equipment for use in both traditional and integrated office environments, and provides equipment service and supplies and equipment financing. IKON has the largest network of independent copier and office equipment dealers in North America and the United Kingdom. IKON distributes the products of numerous manufacturers, including Canon, Oce, Ricoh and Sharp.

         Beginning in 1992, IKON extended its business to provide outsourcing and imaging services, such as reprographic off-site facilities management and specialized document copying services, turnkey mailroom/copy center on-site services, legal industry document services, business document services and file conversion/imaging services. IKON has also recently begun to offer network consulting and design, computer networking, technology training and software solutions for the networked office environment, in order to provide one-stop shopping to customers who seek quality, accessible office productivity solutions.

         IKON has locations throughout the United States and Canada, and in Europe (primarily in the United Kingdom). IKON competes against numerous competitors over a wide range of markets, competing on the basis of quality, customer service, price and product performance. (See Risk Factors - Competition). IKON's customers include large and small businesses, professional firms and government agencies. IKON distributes products and provides services throughout 49 states, seven Canadian provinces, in Europe (primarily in the United Kingdom) and in Mexico.

         In fiscal 1996, IKON generated approximately $4.1 billion in revenues and $310 million in operating income. Finance subsidiaries contributed 15.1% of the Company's operating income in fiscal 1996.

         During fiscal 1996, IKON acquired 100 companies in the United States, Canada, and Europe, with an aggregate of approximately $878 million in annualized revenues. Of the 100 companies acquired in fiscal 1996, 82 were traditional copier companies, 13 were outsourcing and imaging companies and five were systems integrators. IKON's international expansion during fiscal 1996 included the acquisition of companies in France and Mexico.


                               RECENT DEVELOPMENTS

         On March 20, 1997, IKON announced that it is accelerating its program to transform the Company into a streamlined and integrated provider of total office solutions. Beginning with the quarter ended March 31, 1997, the Company plans to separately disclose transformation expenses over the next seven quarters. The Company expects to complete the transformation program in October 1998. The most significant component of the transformation expenses in the second quarter ended March 31, 1997 will be the write off of the capital costs from the SAP computer platform. This reflects IKON's decision to base its information technology platform on the common platform that 75% of its operations are currently using.

         IKON's growth strategy is to transform more than 80 individually operating copier dealers into an integrated company which provides total office technology solutions ranging from copiers, digital printers, and document management services to systems integration, training and other networking technology services. The transformation involves a variety of activities which IKON believes will significantly lower administrative costs and improve margins. These activities include consolidating purchasing, inventory control, logistics, and other activities into 13 customer service centers in the U.S., establishing a single financial processing center, building a common information technology system, adopting a common name, and creating marketplace-focused field operations with greater attention to customer sales and service.


                      SECURITIES COVERED BY THIS PROSPECTUS

         The shares of Common Stock covered by this Prospectus are available for use in future acquisitions of other businesses or properties, which may be similar or dissimilar to IKON's present activities. The consideration offered by IKON in such acquisitions, in addition to the shares of Common Stock offered hereby, may include cash, debt or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by IKON of liabilities of the business being acquired, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between IKON and the owners of the business or properties to be acquired, with IKON taking into account the quality of management, the past and potential earnings power and growth of the business or properties to be acquired, and other relevant facts, and it is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.


                                  RISK FACTORS

         Prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors.

Risks Related to Acquisitions

         The Company has increased revenues through significant acquisition activity. During fiscal 1995, the Company acquired assets or businesses through 102 transactions which added approximately $578 million in annualized revenues. These acquisitions focused on analog copier and fax distribution and servicing companies and complementary copying and document management/outsourcing providers. During fiscal 1996, the Company completed 100 acquisitions, which added approximately $878 million in annualized revenues. From October 1, 1996 through March 31, 1997, the Company completed 47 acquisitions, which added approximately $409 million in annualized revenues. Fiscal 1995 and 1996 acquisitions were focused primarily on companies engaged in analog copier and fax sales and service, and outsourcing services; however, during the third quarter of fiscal 1996, the Company shifted its acquisition focus to technical service companies, such as systems integrators, systems consulting companies and technical training firms, in order to provide an enhanced array of total office solutions to customers. The Company's recent shift in acquisition emphasis involves certain risks, including risks of successfully managing an aggressive program to acquire companies with technical services and products that are relatively new to the Company, and effectively integrating such new services and products with the analog copier and fax and outsourcing services and products. There can be no assurance that future acquisitions will continue at a pace comparable to that which was achieved through March 31, 1997, fiscal 1996 or fiscal 1995 or that a comparable level of acquisition candidates will continue to be available to the Company on favorable terms. Finally, there can be no assurance that companies or businesses that have been acquired or that may be acquired in the future will achieve sales and profitability levels that justify historical investment costs.

Competition

         The Company's businesses operate within highly competitive markets and the Company faces certain risks associated with such conditions, in general, and from significant competition from two principal competitors, in particular. One competitor has advantages which include substantially greater revenues and financial resources, a significant market share at the high end segment of the copier and imaging products market, and certain sourcing advantages associated with internally manufactured office solutions products. While the Company has a wider distribution network than its other principal competitor, and access to comparable products, such competitor has certain sourcing and pricing advantages related to a strategic alliance with a large office solutions products manufacturer.

International Expansion

         The Company intends to focus future attention and resources on international expansion, particularly in Europe. Expansion into international markets involves additional risks relating to currency exchange rates, new and different legal, regulatory and competitive environments, differences in business conditions and customs, and difficulties in staffing and managing foreign operations and other factors.

Antitakeover Provisions

         The Company's Articles of Incorporation, which empower the Board of Directors of the Company to issue Preferred Stock with terms established by the Board and without share action, the Company's Shareholder's Rights Plan and provisions within the Ohio General Corporation Law ("Ohio Law"), may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, merger, change of control or takeover attempt that is opposed by the Company's Board of Directors.


                           FORWARD-LOOKING INFORMATION

         This Prospectus contains, and other materials filed or to be filed by the Company with the Commission which are incorporated by reference herein, as well as information included in oral statements or other written statements made or to be made by the Company, contain or will contain or include, disclosures which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1934, as amended (the "Act"), and Section 21E of the Exchange Act. Such forward-looking statements address, among other things, strategic initiatives (including plans for transforming the Company's business through new information technology systems, sales strategies, market growth plans and acquisition and margin enhancement initiatives, capital expenditure requirements and financing sources). Such forward-looking information is based upon management's current plans or expectations and is subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company's future financial condition and results. These uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; delays, difficulties and technological changes associated in a large-scale transformation project; debt service requirements (including sensitivity to fluctuation in interest rates); and general economic conditions. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.

                              PLAN OF DISTRIBUTION

         Shares of Common Stock will be offered in connection with IKON's or a subsidiary's acquisition of other businesses or properties from time to time as described above. A maximum of 13,534,304 shares of Common Stock may be sold pursuant to this Prospectus. These shares will ordinarily represent consideration paid directly upon the acquisition of businesses or properties. The shares may also include shares to be delivered upon the exercise or satisfaction of conversion or purchase rights which are created in connection with acquisitions or which were previously created or assumed by the companies whose businesses or properties were acquired.


                                     RESALES

         Common Stock offered hereby may generally be resold by the person acquiring such shares without further registration under the Act, unless such persons are "affiliates" or "underwriters" within the meaning of the Act.

         Any person receiving shares offered hereby who is an "affiliate" of IKON may be subject to certain limitations on resale. An "affiliate" is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company. "Control," as used in the preceding sentence, means the direct or indirect power to direct or cause the direction of the management and policies of the Company through ownership of voting securities, contract or otherwise. In the absence of a special relationship between IKON and a person who receives shares from IKON in an acquisition transaction (such as election of such person to IKON's Board of Directors or ownership by such person of a significant percentage of IKON's outstanding Common Stock), such a person generally would not be considered an "affiliate" of IKON within the meaning of the Act. Therefore, the limitations on resale applicable to affiliates would not apply to such person.

         Any person receiving shares offered hereby who is an "underwriter" of IKON may also be subject to certain limitations upon resale. An "underwriter" includes a person who purchases IKON shares with a view to the distribution of the shares. Although an "underwriter" may otherwise be subject to certain resale limitations, if such person complies with the "safe harbor" provisions of rule 145(d), he or she may freely resell shares so long as certain conditions are met. For example, a person who receives shares of Common Stock from IKON in a typical acquisition transaction is deemed to be an "underwriter" as defined by the Act, but such person is generally free to sell such shares at any time by complying with rule 145(d), which requires that the amount of Common Stock which may be sold by such person in any three-month period may not exceed the greater of (i) 1% of the Common Stock outstanding as shown by the most recent report or statement published by IKON, or (ii) the average weekly trading volume in Common Stock reported on the NYSE Composite tape during the four calendar weeks preceding the order to sell. Such sales must also be made in "brokers' transactions," which are ordinary sales through a broker acting as agent without special commission arrangements or selling efforts.

         In order for affiliates or underwriters not protected by Rule 145(d) to resell shares offered hereby, IKON would have to agree 1) to provide an opinion to the effect that an exemption applies to such resale, 2) to amend the Registration Statement of which this Prospectus is a part to permit such resales, or 3) to file a new registration statement which includes the shares proposed to be resold. Unless a written agreement obligates IKON to do so, there is no assurance that IKON will agree to provide such opinion, amendment or registration.


                                 USE OF PROCEEDS

         The proceeds of the sale of Common Stock offered hereby, to the extent such proceeds consist of the assets of acquired businesses, will be added to the assets of IKON or a subsidiary. Cash proceeds included in such assets, if any, will be added to the general funds of IKON or a subsidiary and may be used for general corporate purposes, including capital expenditures and working capital requirements.

                             SELECTED FINANCIAL DATA

         The following annual data has been derived from financial statements audited by Ernst & Young LLP, independent auditors. Consolidated balance sheets at September 30, 1996 and 1995 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three fiscal years in the period ended September 30, 1996, and the related auditor's report, appear in the Company's 1996 Annual Report to Shareholders, portions of which are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended September 30, 1996. Interim data presented are unaudited, but management believes that all adjustments necessary for a fair presentation have been made. Operating results for the three months ended December 31, 1996 are not necessarily indicative of the results that may be expected for subsequent quarters or for the year ending September 30, 1997. The information set forth below should be read in conjunction with the financial statements and management's discussion and analysis included in the Form 10-K and in the Form 10-Q for the quarter ended December 31, 1996 incorporated by reference in this Prospectus.

IKON OFFICE SOLUTIONS
SELECTED FINANCIAL DATA

                                               THREE MONTHS          FISCAL YEAR ENDED
                                            ENDED DECEMBER 31,          SEPTEMBER 30           FISCAL YEAR ENDED SEPTEMBER 30
                                          ----------------------  -----------------------  ---------------------------------------
                                             1996         1995       1996         1995        1994            1993         1992
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
                                                (unaudited)
INCOME STATEMENT DATA:

REVENUES:
Net sales                                 $  638,828  $  515,012  $2,381,151   $1,807,408  $1,397,271      $  986,274   $  786,146
Service and rentals                          453,860     353,772   1,560,915    1,191,175     927,065         685,629      529,144
Finance income                                47,746      31,795     157,707       93,019      66,731          51,149       38,936
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
                                           1,140,434     900,579   4,099,773    3,091,602   2,391,067       1,723,052    1,354,226
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------

COSTS AND EXPENSES:
Cost of goods sold                           404,934     333,226   1,552,183    1,189,533     905,933         633,873      487,741
Service and rental costs                     216,107     169,335     743,110      565,131     426,936         310,333      233,776
Finance interest expense                      20,011      14,809      68,043       40,216      27,978          23,662       19,523
Selling and administrative                   417,970     314,534   1,426,381    1,084,538     853,633         635,895      523,369
Loss from unconsolidated affiliate                                                            117,158           2,538
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
                                           1,059,022     831,904   3,789,717    2,879,418   2,331,638       1,606,301    1,264,409
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------

Investment Gain, Net                                                                                                         6,683

Operating Income                              81,412      68,675     310,056      212,184      59,429         116,751       96,500
Interest Expense                               8,201       7,340      37,179       21,672      16,118          15,382       11,400
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
Income from Continuing Operations
     Before Taxes and Extraordinary Loss      73,211      61,335     272,877      190,512      43,311         101,369       85,100
Taxes on Income                               28,552      24,398     107,984       75,501      41,315          40,093       33,488
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
Income from Continuing Operations
     Before Extraordinary Loss                44,659      36,937     164,893      115,011       1,996          61,276       51,612

Discontinued Operations                       20,151      26,229      45,848       88,661      74,476         (58,648)      47,533
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
Income before Extraordinary Loss              64,810      63,166     210,741      203,672      76,472 (2)       2,628       99,145

Extraordinary Loss from extinguishment
     of debt, net of tax benefit             (12,156)
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
Net Income                                    52,654      63,166     210,741      203,672      76,472           2,628       99,145
Preferred Dividends                            4,885       7,664      22,319       15,209      11,572           9,571
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
Net Income (Loss) Available to
     Common Shareholders                  $   47,769  $   55,502  $  188,422   $  188,463  $   64,900      $   (6,943)  $   99,145
                                          ==========  ==========  ==========   ==========  ==========      ==========   ==========

EARNINGS (LOSS) PER SHARE: (3)
Continuing Operations                     $     0.30  $     0.25  $     1.12   $     0.86  $    (0.09)(2)  $     0.52   $     0.52
Discontinued Operations                         0.15        0.22        0.36         0.76        0.67           (0.59)        0.49
Extraordinary Loss                             (0.09)
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
                                          $     0.36  $     0.47  $     1.48   $     1.62  $     0.58      $    (0.07)  $     1.01
                                          ==========  ==========  ==========   ==========  ==========      ==========   ==========

DIVIDENDS PER COMMON SHARE                $     0.14  $     0.14  $     0.56   $     0.52  $     0.50      $     0.48   $     0.46

BALANCE SHEET DATA
     (AT PERIOD END):
Working Capital                           $  660,773  $  469,134  $  251,168   $  144,687  $  171,451      $   87,223   $  140,351
Total Assets                               4,377,298   4,617,133   5,384,595    4,110,330   2,897,692       2,734,243    1,943,968
Total Debt Excluding
     Finance Subsidiaries  (1)               595,963     976,277   1,031,386      681,715     484,275         825,749      504,863
Total Debt of Finance Subsidiaries         1,301,034     908,168   1,127,026      817,585     464,882         414,241      300,509
                                          ----------  ----------  ----------   ----------  ----------      ----------   ----------
     Total Debt (1)                        1,896,997   1,884,445   2,158,412    1,499,300     949,157       1,239,990      805,372
Shareholders Equity                        1,404,457   1,941,746   2,255,504    1,891,362   1,384,473       1,034,687      872,991

(1)   Includes discontinued operations

(2) Includes a pretax charge of $115 million ($95 million net of taxes or $.085 per share for the fiscal year) for the sale of the Company's investment in IMM Office Systems GmbH.

(3) Adjusted to give retroactive effect to a two-for-one stock split effected on November 9, 1995.

                 DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

         IKON is currently authorized to issue 302,095,628 shares, consisting of 300,000,000 shares of Common Stock of no par value (hereinafter called "Common Stock") and 2,095,628 shares of Preferred Stock of no par value (hereinafter called "Serial Preferred Stock"). The Common Stock is subject to the express terms of the Serial Preferred Stock. One series of Serial Preferred Stock is outstanding (Series BB Preferred Stock), and additional series may be authorized by the Board of Directors.

DIVIDEND RIGHTS

         Common Stock. Dividends and other distributions of assets may be made
         ------------
with respect to the Common Stock from time to time by the Board of Directors within the limits and from the sources permitted by law after payment or provision for payment of all accrued and unpaid dividends (which are cumulative) on the Serial Preferred Stock, so long as there is no default in any sinking fund provisions for the Serial Preferred Stock.

         Preferred Stock. The Series BB preferred stock is entitled to payment
         ---------------
of annual per share dividends of $504.00 ($5.04 per Depository Share).

         So long as any shares of Serial Preferred Stock are outstanding, the Company may not (1) declare or pay any dividends (other than dividends payable in Common Stock or other shares of IKON ranking junior to the Serial Preferred Stock) to holders of Common Stock or shares of IKON or any other class ranking on a parity with or junior to the Serial Preferred Stock, or (b) make any distributions of assets (directly or indirectly, by purchase, redemption or otherwise) to the holders of Common Stock or shares of IKON of any other class ranking on a parity with or junior to the Serial Preferred Stock, except in the case of shares purchased in compromise of claims, or to prevent loss on doubtful debts and except in the case of shares purchased out of the proceeds of the sale of Common Stock or other shares ranking junior to the Serial Preferred Stock received by IKON:

(a) Unless all accrued and unpaid dividends on shares of Serial Preferred Stock, including the full dividends for the then quarterly dividend period, shall have been paid or declared and funds sufficient for payment thereof set apart; and

(b) Unless there shall be no arrearages with respect to redemption of shares of Serial Preferred Stock from any sinking fund provided therefor.

No dividends may be paid upon or declared or set apart for any of the Serial Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Stock of all series then issued and outstanding and entitled to receive such dividend.

PREEMPTIVE RIGHTS

         Common Stock. The holders of Common Stock do not have any preemptive
         ------------
right to purchase or have offered to them for purchase any shares or other securities of IKON.

         Preferred Stock. The only preemptive right of holders of Serial
         ---------------
Preferred Stock is to participate in certain distributions, if any were to be made by IKON, to holders of Common Stock options or rights to acquire Common Stock, or of evidences of IKON's debt or assets (other than cash).

PREFERRED SHARE PURCHASE RIGHTS

         The Company's Board of Directors has adopted a Preferred Share Purchase Rights Plan (the "Purchase Rights Plan") and has declared a dividend of one right (a "Right") for each outstanding share of IKON Common Stock, which Rights will attach to and trade with IKON Common Stock, except as described below.

         In February, 1988, IKON declared and paid a dividend distribution of one right for each outstanding share of Common Stock. The Rights become exercisable ten days (or such later date, not beyond thirty days, as is fixed by the Board of Directors) after the earlier of: (a) public announcement that an individual or group has acquired or obtained the right to acquire 20% or more of IKON's Common Stock or (b) an individual or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 30% or more of such securities (the "Separation Date"). When exercisable, each Right entitles the holder to purchase one one-hundredth of a share of IKON's Series 12 preferred stock for $75.00 (the "Exercise Price"), subject to adjustment.

         The Purchase Rights Plan further provides that if any person or group owning 20% or more of IKON's outstanding Common Stock (a) engages in certain self-dealing practices with IKON, or (b) causes IKON to forgo or reduce quarterly dividends or take an action which would result in a more than 2% increase in the other entity's proportionate share of IKON's outstanding shares; or if any person or group acquires 30% or more of IKON's outstanding stock, each Right would entitle the holder thereof to acquire for the Exercise Price shares of Common Stock having a market value equal to twice the Right's exercise price.

         If IKON were acquired in a merger or other business combination, or if more than 50% of its earning power or assets were sold in one transaction or a series of transactions, each Right would entitle the holder thereof to purchase shares of the acquiring company's common stock having a market value equal to twice the Right's Exercise Price. The Rights that are or were held by a person or group owning 20% or more of IKON's outstanding voting securities become void if such person or group engages in an event which entitles holders of the Rights to purchase Common Stock or common stock of the acquiring company having a market value equal to twice the Right's Exercise Price.

         The Rights, which expire on February 10, 1998, are non-voting and may be redeemed by IKON at a price of $.05 per Right any time prior to ten days after public announcement that a person has acquired 20% or more of IKON's outstanding voting securities. Until the Separation Date, the Rights are transferable with and only with the Common Stock.

VOTING RIGHTS

         Common Stock. Subject to certain voting rights of holders of the Serial
         ------------
Preferred Stock to vote in certain circumstances and with respect to certain matters as a class, the holders of the Common Stock currently have full voting rights upon all matters presented for shareholder action. Shareholders do not have the right to cumulate votes in electing directors.

         Preferred Stock. The holders of Serial Preferred Stock are entitled to
         ---------------
one vote per share, and except as otherwise provided by specific provisions of IKON's Articles of Incorporation or by Ohio Law, to vote on all matters together with the holders of Common Stock as one class. The holders of Serial Preferred Stock are not entitled to cumulate votes in electing directors. IKON's Articles of Incorporation provide that in the event of default in the payment, in whole or in part, of six quarterly dividends on the Serial Preferred Stock, whether or not consecutive, the holders of shares of Serial Preferred Stock will be entitled to elect two directors, to serve in addition to the directors otherwise elected. Such right to elect additional directors is in lieu of all other rights of the holders of the Serial Preferred Stock to vote for directors, and will remain in effect until no quarterly dividend is in default. It is also provided that the vote or the written consent of at least two-thirds of the outstanding shares of Serial Preferred Stock voting as a class is necessary to effect (i) any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or the Code of Regulations of IKON which affects the voting powers, rights or preferences of the holders of the Serial Preferred Stock, (ii) the authorization or issue of any stock, or any security convertible into any stock, ranking prior to the Serial Preferred Stock, (iii) the purchase or redemption of less than all the Serial Preferred Stock then outstanding (except in accordance with a stock purchase offer made to all holders of Serial Preferred Stock) when any dividends or sinking fund obligations on the Serial Preferred Stock are in arrears, or (iv) the sale, lease or conveyance by IKON of all or substantially all of its property or business, its voluntary liquidation or dissolution, or its consolidation with or merger into any other corporation, unless the resulting corporation will have no shares authorized or outstanding ranking prior to or on a parity with the Serial Preferred Stock except the same number with the same rights and preferences as those of IKON authorized and outstanding immediately preceding such consolidation or merger, and unless each holder of Serial Preferred Stock immediately prior thereto receives the same number of shares, with the same rights and preferences, of the resulting corporation. It is further provided that the vote or written consent of two-thirds of the holders of shares or any series is necessary to amend the Articles of Incorporation or Code of Regulations of IKON in such a way as to affect adversely and particularly the preferences, rights, powers or privileges of such series. No such vote or consent is required if provision has been made for the redemption of all of the Serial Preferred Stock or any series thereof.

         In addition, IKON may not create additional classes of stock, increase the authorized number of shares of Serial Preferred Stock or issues series of preferred stock ranking on a parity with the Serial Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up without the vote or written consent of at least a majority of the outstanding shares of Preferred Stock voting as a class.

REDEMPTION PROVISIONS AND SINKING FUND

         Common Stock.  The Common Stock is not redeemable.
         ------------

         Preferred Stock. The directors are empowered to determine any
         ---------------
redemption rights and price of each series of the Serial Preferred Stock. The Series BB preferred stock and the depository shares representing such stock are not redeemable.

CONVERSION RIGHTS

         Common Stock.  The Common Stock is not convertible into any other
         ------------
security.


         Preferred Stock. The directors are empowered to determine whether the
         ---------------
shares of any series of the Serial Preferred Stock will be convertible into Common Stock, and if so, the conversion price or prices and the other terms or provisions of such rights, Series BB preferred shares are convertible at the option of the holder at a rate of 204.68 shares of common stock per share (2.0468 shares of Common Stock per depository share) until October 1, 1998, at which time each share will automatically convert to a number of shares of Common Stock determined by an exchange rate which will vary based on the market price of the Common Stock per depository share. The conversion rights with respect to Serial Preferred Stock are subject to proportionate adjustment if IKON combines or splits the outstanding shares of Common Stock or pays a dividend in Common Stock. Shares of Serial Preferred Stock which have been converted must be retired and may not be reissued.

LIQUIDATION RIGHTS

         Common Stock. The holders of Common Stock are entitled pro rata to the
         ------------
assets of IKON in the event of voluntary or involuntary liquidation, subject to the rights of creditors and the rights of the holders of the Serial Preferred Stock to receive certain per share amounts plus accrued unpaid dividends.

         Preferred Stock. In the event of voluntary or involuntary liquidation,
         ---------------
the holders of Series BB preferred stock are entitled to receive $7,737.50 per share ($77.375 per depository share) plus accrued unpaid dividends. The Serial Preferred Stock has priority over the Common Stock on any liquidation, dissolution or winding up to the extent of the liquidation price plus any accrued unpaid dividends. The directors have authority in establishing any series to determine the liquidation price for each series in the event of any liquidation, dissolution or winding up.

LIABILITY FOR ASSESSMENT

         Outstanding shares of the Common and Serial Preferred Stock are fully paid and non-assessable.


                 IKON COMMON STOCK: OHIO ANTITAKEOVER PROVISIONS

         Holders of shares of IKON Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of IKON Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the IKON Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of IKON, the holders of shares of IKON Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. IKON is subject to the provisions of Chapter 1704 of the Ohio Law which regulates transactions by public corporations (such as IKON) involving interested shareholders. Subject to certain exceptions, Chapter 1704 prohibits a publicly held Ohio corporation from engaging in a Chapter 1704 Transaction (as hereinafter defined) with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder. Subject to certain exceptions, an interested shareholder, is a person who, together with affiliates and associates, owns, or within three years did own 10% or more of the corporation's voting stock. A Chapter 1704 Transaction includes, but is not limited to, a merger, consolidation, combination, purchase or sale of assets having an aggregate fair market value in excess of 5% of either the aggregate market value of the consolidated assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, or 10% of the earning power and income of the corporation (on a consolidated after-tax basis), and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation or which provide the interested shareholder with a financial benefit. These restrictions do not apply where (i) the Chapter 1704 Transaction or the transaction in which the shareholder becomes interested is approved by the corporation's Board of Directors prior to the date the interested shareholder acquired its shares, or (ii) under certain other circumstances enumerated in Chapter 1704 of the Ohio Law. The Chapter 1704 Transaction provisions of Chapter 1704 of the Ohio Law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated with and approved by the Board of Directors.

                                 LEGAL OPINIONS

         The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for IKON by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.


                                     EXPERTS

         The consolidated financial statements of IKON Office Solutions, Inc. incorporated by reference in IKON's Annual Report (Form 10-K) for the year ended September 30, 1996 and the related financial statement schedule included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Ohio Law provides that a corporation shall indemnify persons who incur certain liabilities or expenses in the successful defense of a suit or a proceeding brought by reason of the fact that such persons are or were directors or officers of the corporation. Pursuant to Ohio Law, IKON has adopted, as part of its Code of Regulations, provisions whereby IKON shall indemnify such persons against expenses (including attorneys' fees) reasonably incurred in connection with the successful defense of such actions.

         If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under the Code of Regulations against (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of IKON, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         If unsuccessful in defense of a suit brought by or in the right of IKON, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of IKON except that if such a person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his or her duty to IKON, he or she cannot be indemnified unless specific court approval is obtained.

         IKON has purchased liability insurance policies covering its directors and officers to provide protection where IKON cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based upon an alleged breach of fiduciary duty or other wrongful act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as a part of this report (listed by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K):


Exhibit
Number       Description
------       -----------
3.1          Amended and Restated Articles of Incorporation of IKON, filed as
             Exhibit 3.1 to IKON's 1995 Form 10-K, are incorporated herein by reference. Amendment to Amended and Restated Articles of
             Incorporation of IKON, filed as Exhibit 3.1 to IKON's Form 10-Q for the quarter ended December 31, 1996, is incorporated herein by reference.

3.2          Code of Regulations of IKON, filed as Exhibit 3.2 to IKON's Form
             10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.

4.1          Credit Agreement, dated December 16, 1996, Among IKON and various
             Institutional Lenders, with CoreStates Bank, N.A., as Agent., filed as Exhibit 4.1 to IKON's 1996 Form 10-K, is incorporated herein by reference.

4.2          Note Purchase Agreement between IKON and various purchasers, dated
             July 15, 1995, for $55 million in 7.15% Notes due November 15,
             2005, filed as Exhibit 4.9 to IKON's 1995 Form 10-K, is incorporated herein by reference.

4.3          Credit Agreement dated as of October 13, 1995 Among IKON Office
             Solutions, Inc. (Canada) (formerly IKON Office Systems Canada,
             Inc.), Deutsche Bank Canada, Chemical Bank of Canada and Royal Bank of Canada, filed as Exhibit 4.5 to IKON's 1995 Form 10-K, is incorporated herein by reference.

4.4 Credit Agreement dated as of August 30, 1996 Among IKON, certain of its subsidiaries, various banks and Deutsche Bank AG, New York
             Branch, as Agent. Amendment No. 1 to Credit Agreement.

4.5 Pursuant to Regulation S-K item 601(b)(iii), IKON agrees to furnish to the Commission, upon request, a copy of other instruments defining the rights of holders of long-term debt of IKON and its subsidiaries.

5            Opinion of Ballard, Spahr, Andrews & Ingersoll

10.1 Funding, Construction Agency, Open End Mortgage and Lease Agreement dated as of February 14, 1997 between 1997-1 Valley Stream Trust and IKON.

10.2         Distribution Agreement between IKON and Unisource Worldwide, Inc.
             ("Unisource"), dated as of November 20, 1996, filed as Exhibit 2.1 to Unisource's Registration Statement on Form 10 (effective
             November 26, 1996), is incorporated herein by reference.

10.3         Tax Sharing and Indemnification Agreement between IKON and
             Unisource dated as of November 20, 1996, filed as Exhibit 2.1 to Unisource's Registration Statement on Form 10 (effective November
             26, 1996), is incorporated herein by reference.

10.4         Benefits Agreement between IKON and Unisource dated as of November
             20, 1996, filed as Exhibit 10.5 to Unisource's Registration
             Statement on Form 10 (effective November 26, 1996), is incorporated herein by reference.

10.5         Support Agreement dated as of October 22, 1996 between IKON and
             IKON Capital, Inc. (IKON's leasing subsidiary), filed as Exhibit
             10.4 to IKON Capital, Inc.'s Form 8-K dated October 22, 1996, is incorporated herein by reference.




10.6         Receivables Transfer Agreement dated as of September 30, 1996 Among
             IKON Funding, Inc., IKON Capital, Inc., Old Line Funding Corp. and
             Royal Bank of Canada., filed as Exhibit 10.5 to IKON's Form 10-K dated December 30, 1996, is incorporated herein by reference.

10.7         Transfer Agreement dated as of September 30, 1996 between IKON
             Capital, Inc. and IKON Funding, Inc., filed as Exhibit 10.6 to
             IKON's Form 10-K dated December 30, 1996, is incorporated herein by reference.

10.8         Indenture, dated as of December 11, 1995 between IKON and First
             Union Bank, N.A., as Trustee, filed as Exhibit 4 to IKON's
             Registration Statement No. 33-64177, is incorporated herein by reference.

10.9         Indenture dated as of July 1, 1995 between IKON Capital, Inc. and
             Chase Manhattan Bank, N.A. (formerly Chemical Bank, N.A.), as
             Trustee, filed as Exhibit 10.8 to IKON's Form 10-K dated December
             30, 1996, is incorporated herein by reference.

10.10        Distribution Agreement dated as of June 30, 1995 between IKON
             Capital, Inc. and various distribution agents, filed as Exhibit
             10.21 to IKON's 1995 Form 10-K, is incorporated herein by reference.

10.11        Amended and Restated Receivables Transfer Agreement Receivables
             Transfer Agreement dated as of March 31, 1997 Among IKON Funding,
             Inc., IKON Capital, Inc., Twin Towers, Inc. and Deutsche Bank AG,
             New York Branch, as Agent.

10.12        First Tier Transfer Agreement dated as of March 31, 1997 between
             IKON Capital, Inc. and IKON Funding, Inc.

10.13        Indenture dated as of July 1, 1994 between IKON Capital, Inc. and
             The Bank of New York, as Trustee, filed as Exhibit 4 to IKON
             Capital, Inc.'s Registration Statement No. 33-53779, is incorporated herein by reference.

10.14        Distribution Agreement dated July 1, 1994, filed as Exhibit 1 to
             IKON Capital Inc.'s Form 10-Q for the quarter ended June 30, 1994, is incorporated herein by reference.

10.15        Maintenance Agreement, dated as of August 15, 1991 between IKON and
             IKON Capital, Inc., filed as Exhibit 10.2 to IKON Capital, Inc.'s
             Registration Statement on Form 10 dated May 4, 1994, is incorporated herein by reference.

10.16        Operating Agreement, dated as of August 15, 1991 between IKON and
             IKON Capital, Inc., filed as Exhibit 10.3 to IKON Capital, Inc.'s
             Registration Statement on Form 10 dated May 4, 1994, is incorporated herein by reference.

10.17        Rights Agreement dated as of February 10, 1988 between IKON and
             National City Bank, filed on February 11, 1988 as Exhibit 1 to
             IKON's Registration Statement on Form 8-A, is incorporated herein by reference.

10.18        Indenture, dated as of April 1, 1986 between IKON and the Chase
             Manhattan Bank, N.A., as Trustee, filed as Exhibit 4.1 to IKON's
             Registration Statement No. 30-4829, is incorporated herein by reference.

10.19 IKON Amended and Restated Long Term Incentive Compensation Plan, filed as Exhibit 10.1 to IKON's Form 10-Q for the quarter ended
             March 31, 1996, is incorporated herein by reference.**

10.20 IKON Annual Bonus Plan, filed as Exhibit 10.3 to IKON's 1994 10-K, is incorporated herein as reference.**

10.21        IKON Partners' Stock Purchase Plan, filed as Exhibit 10.4 to IKON's
             Form 10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.**

10.22        IKON 1986 Stock Option Plan, filed as Exhibit 10.6 to IKON's 1995
             Form 10-K, is incorporated herein by reference.**



10.23        IKON 1995 Stock Option Plan, filed as Exhibit 10.5 to IKON's Form
             10-Q for the quarter ended March 31, 1996, is incorporated herein by reference.**

10.24        IKON 1989 Directors' Stock Option Plan, filed as Exhibit 10.3 to
             IKON's 1992 Form 10-K, is incorporated herein by reference.**

10.25        IKON 1993 Directors' Stock Option Plan, filed as Exhibit 10.7 to
             IKON's 1993 Form 10-K, is incorporated herein by reference.**

10.26        IKON Retirement Plan for Non-Employee Directors, filed as Exhibit
             10.10 to IKON's 1992 Form 10-K, is incorporated herein by reference.**

10.27        IKON 1980 Deferred Compensation Plan, filed as Exhibit 10.7 to
             IKON's 1992 Form 10-K, is incorporated herein by reference.**

10.28        IKON 1985 Deferred Compensation Plan, filed as Exhibit 10.8 to
             IKON's 1992 Form 10-K, is incorporated herein by reference.**

10.29        IKON 1991 Deferred Compensation Plan, filed as Exhibit 10.9 to
             IKON's 1992 Form 10-K, is incorporated herein by reference.**

10.30        IKON 1994 Deferred Compensation Plan, filed as Exhibit 10.28 to
             IKON's 1996 Form 10-K, is incorporated herein by reference.**

10.31 IKON Executive Deferred Compensation Plan, filed as Exhibit 10.29 to IKON's 1996 Form 10-K, is incorporated herein by reference.**

11           Statement re: Computation of earnings per share, filed as Exhibit
             11 to IKON's Form 10-Q for the quarter ended December 31, 1996, is incorporated herein by reference.

21           Subsidiaries of IKON.

23           Auditors' Consent.

24           Powers of Attorney; certified resolution re: Powers of Attorney.

27           Financial Data Schedule.


* Copies of the exhibits will be furnished to any security holder of IKON upon payment of the reasonable cost of reproduction.
** Management contract or compensatory plan or arrangement.

ITEM 22.  UNDERTAKINGS

Item 22. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which any offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities which are being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(6) As follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment, Rule 424(c) supplement or information incorporated by reference, all information concerning a material transaction, and the company being acquired involved there, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valley Forge, Pennsylvania, on the 10th day of April, 1997.


                                   IKON OFFICE SOLUTIONS, INC.


Date: April 10, 1997                  By:  /s/ Michael J. Dillon
                                      ----------------------------------------
                                      (Michael J. Dillon
                                      Vice President and Controller
                                      Principal Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                            Date
---------                       -----                            ----
*JOHN E. STUART                 Chairman and Chief               April 10, 1997
------------------------------- Executive Officer
(John E. Stuart)                (Principal Executive Officer)

*KURT E. DINKELACKER            President, Chief Operating       April 10, 1997
------------------------------- Officer and a Director
(Kurt E. Dinkelacker)

*ROBERT M. KEARNS               Senior Vice President and Chief  April 10, 1997
------------------------------- Financial Officer
(Robert M. Kearns)              (Principal Financial Officer)

*JAMES R. BIRLE                 Director                         April 10, 1997
-------------------------------
(James R. Birle)

*WILLIAM F. DRAKE, JR.          Chairman, General Counsel        April 10, 1997
------------------------------- and Director
(William F. Drake, Jr.)

*FREDERICK S. HAMMER            Director                         April 10, 1997
-------------------------------
(Frederick S. Hammer)

*BARBARA BARNES HAUPTFUHRER     Director                         April 10, 1997
-------------------------------
(Barbara Barnes Hauptfuhrer)

*RICHARD A. JALKUT              Director                         April 10, 1997
-------------------------------
(Richard A. Jalkut)


         *By his signature set forth below, Michael J. Dillon, pursuant to duly executed Powers of Attorney filed with the Securities and Exchange Commission, has signed this Registration Statement on behalf of the persons whose signatures are printed above, in the capacities set forth opposite their respective names.


/s/ Michael J. Dillon                                            April 10, 1997
-------------------------------
(Michael J. Dillon)

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Valley Forge, Pennsylvania, on the 10th day of April, 1997.

                                      IKON OFFICE SOLUTIONS, INC.


Date:    April 10, 1997               By:
                                         -----------------------------------
                                               (Michael J. Dillon
                                               Vice President and Controller
                                               Principal Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                              Date
---------                      -----                              ----
*JOHN E. STUART                Chairman and Chief                 April 10, 1997
------------------------------ Executive Officer
(John E. Stuart)               (Principal Executive Officer)

*KURT E. DINKELACKER           President, Chief Operating         April 10, 1997
------------------------------ Officer and a Director
(Kurt E. Dinkelacker)

*ROBERT M. KEARNS              Senior Vice President and Chief    April 10, 1997
------------------------------ Financial Officer
(Robert M. Kearns)             (Principal Financial Officer)

*JAMES R. BIRLE                Director                           April 10, 1997
------------------------------
(James R. Birle)

*WILLIAM F. DRAKE, JR.         Chairman, General Counsel          April 10, 1997
------------------------------ and Director
(William F. Drake, Jr.)

*FREDERICK S. HAMMER           Director                           April 10, 1997
------------------------------
(Frederick S. Hammer)

*BARBARA BARNES HAUPTFUHRER    Director                           April 10, 1997
------------------------------
(Barbara Barnes Hauptfuhrer)

*RICHARD A. JALKUT             Director                           April 10, 1997
------------------------------
(Richard A. Jalkut)


         *By his signature set forth below, Michael J. Dillon, pursuant to duly executed Powers of Attorney filed with the Securities and Exchange Commission, has signed this Registration Statement on behalf of the persons whose signatures are printed above, in the capacities set forth opposite their respective names.


                                                                 April 10, 1997
-------------------------------
(Michael J. Dillon)